Exhibit 99.1

            Bank of the Ozarks, Inc. Announces First Quarter Earnings


     LITTLE ROCK, Ark.--(BUSINESS WIRE)--April 12, 2006--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the quarter ended March 31, 2006 was $8,397,000, a 14.7% increase over net income of $7,322,000 for the first quarter of 2005, and up slightly from the record level of the fourth quarter of 2005. Diluted earnings per share were $0.50 for the first quarter of 2006, an increase of 13.6% from $0.44 in the first quarter of 2005 and essentially flat with the fourth quarter of 2005.
     The Company's annualized returns on average assets and average stockholders' equity for the first quarter of 2006 were 1.57% and 22.31%, respectively, compared with 1.68% and 23.69%, respectively, for the first quarter of 2005.
     Loans and leases were $1.42 billion at March 31, 2006 compared to $1.18 billion at March 31, 2005, an increase of 21.2%. Deposits were $1.74 billion at March 31, 2006 compared to $1.39 billion at March 31, 2005, an increase of 24.6%. Total assets were $2.24 billion at March 31, 2006, a 24.5% increase from $1.80 billion at March 31, 2005.
     First quarter 2006 deposit growth totaled $145 million and was the Company's largest quarterly deposit growth ever, surpassing the previous quarterly record of $118 million. Although the Company's loan and lease growth is typically slower in the first quarter, the first quarter 2006 loan and lease growth of $54 million was its best ever first quarter growth.
     Stockholders' equity was $153 million at March 31, 2006 compared to $127 million at March 31, 2005, an increase of 20.8%. Book value per share was $9.15 at March 31, 2006 compared to $7.62 at March 31, 2005, a 20.1% increase. The Company's ratio of common equity to assets was 6.84% as of March 31, 2006 compared to 7.05% as of March 31, 2005, and its ratio of tangible common equity to tangible assets was 6.57% as of March 31, 2006 compared to 6.70% as of March 31, 2005.
     In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, "During the first quarter we aggressively pursued a number of initiatives as part of our plans for long-term growth. These initiatives contributed to the strong growth in deposits, loans and leases during the first quarter, and they are expected to result in significant future balance sheet and income growth. However, they also significantly increased first quarter overhead and interest expense. These initiatives included growth in staff needed to accomplish our planned opening of a record number of new offices in 2006 and to position our Company for substantial growth in years to come. They also included increased marketing expense and repricing of a number of deposit products as part of our previously announced plan for more aggressive deposit growth in 2006."

     NET INTEREST INCOME

     Net interest income for the first quarter of 2006 increased 5.9% to $17,438,000 compared to $16,459,000 for the first quarter of 2005. Net interest margin, on a fully taxable equivalent basis, was 3.84% in the first quarter of 2006, a decrease of 49 basis points from 4.33% in the first quarter of 2005 and a decrease of 18 basis points from the fourth quarter of 2005.
     Mr. Gleason stated, "We expected some pressure on net interest margin in 2006 due to the continued effects of a relatively flat yield curve between short-term and long-term rates and continued intense competition. Our late January repricing of a number of deposit products also contributed significantly to the lower first quarter net interest margin. We had expected growth in earning assets in the first quarter to offset any pressure on our net interest margin, however much of our first quarter earning asset growth occurred late in the quarter. As a result net interest income for the quarter declined compared to the fourth quarter of 2005. However, we are pleased to report that our current loan and lease pipeline appears to be our best ever. Based on our current expectations for loan and lease growth, we believe second quarter net interest income will once again reach a record level."

     NON-INTEREST INCOME

     Non-interest income for the first quarter of 2006 was $6,164,000 compared with $4,371,000 for the first quarter of 2005, a 41.0% increase.
     During the first quarter of 2006, the Company generated net gains from sales of investment securities and other assets of $1,833,000, compared to net gains of $131,000 during the first quarter of 2005. The net gains in the quarter just ended were primarily from the sale of $76 million of investment securities.
     While the Company sold a substantial volume of investment securities in the first quarter of 2006, it purchased a larger volume of investment securities. The Company invests in securities it believes offer good relative value at the time of purchase and will, from time to time, reposition its portfolio. During the first quarter, the Company primarily sold certain municipal bonds which it believed were near their maximum value and reinvested in other municipal bonds and U.S. government agency securities which it believed offered better relative value.
     Mr. Gleason stated, "With the additional pressure from our various growth initiatives on this year's first quarter earnings, we benefited greatly by having our securities portfolio positioned to be a strong contributor to first quarter earnings."
     First quarter 2006 income from service charges on deposit accounts was $2,322,000, an increase of 5.4% from $2,204,000 in the first quarter of 2005. Trust income for the quarter just ended was $433,000, an increase of 11.3% from $389,000 in the first quarter of 2005. Mortgage lending income declined 10.1% to $603,000 in the first quarter of 2006 compared to $671,000 in the first quarter of 2005.

     NON-INTEREST EXPENSE

     Non-interest expense for the first quarter of 2006 was $11,160,000 compared with $9,495,000 for the first quarter of 2005, an increase of 17.5%. The Company's efficiency ratio for the quarter ended March 31, 2006 was 44.7% compared to 44.0% for the first quarter of 2005 and 42.9% for the fourth quarter of 2005.
     A number of factors contributed to the Company's growth in non-interest expense in the quarter just ended. These included the opening of new offices in Rogers (Benton County) and Hot Springs (Garland County), Arkansas and the Company's addition of staff for new offices to open later in 2006. In addition, the Company added a number of staff members in existing offices and in various corporate positions as part of the Company's plans to accelerate growth in many existing offices and to build the personnel infrastructure necessary to support significant future growth. Mr. Gleason stated, "The current yield curve and competitive conditions do not provide the ideal environment in which to pursue major growth initiatives. However, considering the opportunities in the markets we plan to enter in 2006 and future years, the financial and competitive position we presently enjoy and the talent now available to us, we believe it is in the best long-term interests of our shareholders to aggressively pursue a number of initiatives intended to contribute to our future growth and expansion."
     The Company expects to continue its growth and de novo branching strategy. Including the offices opened in the first quarter, it currently plans to open a record 12 new banking offices and replace two banking offices with new facilities in 2006. While adding these offices will increase its non-interest expense, the Company believes these offices are important elements of its plans for future growth.

     ASSET QUALITY, CHARGE-OFFS AND RESERVES

     Nonperforming loans and leases as a percent of total loans and leases were 0.24% as of March 31, 2006 compared to 0.36% as of March 31, 2005. Nonperforming assets as a percent of total assets were 0.17% as of March 31, 2006 compared to 0.39% as of March 31, 2005. The Company's ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases, was 0.63% at March 31, 2006 compared to 0.49% at March 31, 2005. The Company's annualized net charge-off ratio for the first quarter of 2006 was 0.10% compared to 0.07% for the first quarter of 2005.
     The Company's allowance for loan and lease losses increased to $17.2 million at March 31, 2006, or 1.21% of total loans and leases, from $16.4 million, or 1.40% of total loans and leases, at March 31, 2005. The increase in the allowance for loan and lease losses since March 31, 2005 is a result of the growth in the Company's loan and lease portfolio. As of March 31, 2006, the Company's allowance for loan and lease losses equaled 510% of its total nonperforming loans and leases.

     GROWTH AND EXPANSION

     The two offices opened in the first quarter of 2006 and the ten additional offices the Company expects to add in 2006 are intended to give the Company a presence in four important new markets. By year-end 2006 the Company expects to grow from its present three offices to nine banking offices in Benton and Washington counties in northwest Arkansas, the state's second and third largest counties in terms of bank deposits and among the state's fastest growing counties. In addition to the initial Hot Springs office opened in the first quarter, during 2006 the Company expects to open a second office in Hot Springs in Garland County, which is Arkansas' sixth largest county in terms of bank deposits. The Company also expects to expand from its current one office to three banking offices in the Texarkana market (both Bowie County, Texas and Miller County, Arkansas) and open its first permanent banking office in Frisco, Texas. During the first quarter of 2006, the Company closed its Wal-Mart SuperCenter office in Bryant, Arkansas and consolidated those operations with a nearby banking office.
     Opening new offices and replacing existing temporary banking offices with permanent facilities is subject to availability of suitable sites, designing, constructing, equipping and staffing such offices, obtaining regulatory and other approvals and many other conditions and contingencies that the Company cannot predict with certainty.

     CONFERENCE CALL

     Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Thursday, April 13, 2006. The call will be available live or in recorded version on the Company's website www.bankozarks.com under "Investor Relations" or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company's website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 7346674. The telephone playback will be available through April 30, 2006, and the website recording of the call will be available for 12 months.

     GENERAL

     This release contains forward looking statements regarding the Company's plans, expectations, goals and outlook for the future, including expectations for future growth in deposits, loans, leases and income, growth in second quarter net interest income and opening new offices. Actual results may differ materially from those projected in such forward looking statements, due to, among other things, continued interest rate changes including changes in the shape of the yield curve, competitive factors, general economic conditions and their effects on the creditworthiness of borrowers, collateral values and the value of investment securities, the ability to attract new deposits, loans and leases, delays in identifying and acquiring satisfactory sites and opening new offices, delays in or inability to obtain required regulatory approvals, the ability to generate future revenue growth or to control future growth in non-interest expense, as well as other factors identified in this press release or in Management's Discussion and Analysis under the caption "Forward Looking Information" contained in the Company's 2005 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.
     Bank of the Ozarks, Inc. trades on the NASDAQ National Market under the symbol "OZRK". The Company owns a state-chartered subsidiary bank that conducts banking operations through 55 offices in 31 communities throughout northern, western and central Arkansas, three Texas banking offices, and loan production offices in Bentonville and Little Rock, Arkansas and Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company's website is: www.bankozarks.com.



                       Bank of the Ozarks, Inc.
                 Selected Consolidated Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                               Unaudited


                                              Quarters Ended
                                                 March 31,
                                     ---------------------------------
                                        2006        2005     % Change
                                      ----------  ---------- ---------
Income statement data:
----------------------
 Net interest income                 $   17,438  $   16,459       5.9%
 Provision for loan and lease losses        500         500         -
 Non-interest income                      6,164       4,371      41.0
 Non-interest expense                    11,160       9,495      17.5
 Net income                               8,397       7,322      14.7

Common stock data:
------------------
 Net income per share - diluted      $     0.50  $     0.44      13.6%
 Net income per share - basic              0.50        0.44      13.6
 Cash dividends per share                  0.10        0.08      25.0
 Book value per share                      9.15        7.62      20.1
 Diluted shares outstanding
  (thousands)                            16,812      16,739
 End of period shares outstanding
  (thousands)                            16,714      16,625

Balance sheet data at period end:
---------------------------------
 Total assets                        $2,238,084  $1,797,320      24.5%
 Total loans and leases               1,424,373   1,175,683      21.2
 Allowance for loan and lease losses     17,175      16,437       4.5
 Total investment securities            614,933     459,813      33.7
 Goodwill                                 5,243       5,243         -
 Other intangibles - net of
  amortization                            1,093       1,355     (19.3)
 Total deposits                       1,736,886   1,394,225      24.6
 Repurchase agreements with
  customers                              43,207      30,619      41.1
 Other borrowings                       243,192     196,762      23.6
 Subordinated debentures                 44,331      44,331         -
 Stockholders' equity                   153,000     126,655      20.8
 Loan and lease to deposit ratio          82.01%      84.33%

Selected ratios:
----------------
 Return on average assets(a)               1.57%       1.68%
 Return on average stockholders'
  equity(a)                               22.31       23.69
 Average equity to total average
  assets                                   7.02        7.10
 Net interest margin - FTE(a)              3.84        4.33
 Overhead ratio(a)                         2.08        2.18
 Efficiency ratio                         44.71       43.96
 Allowance for loan and lease losses
  to total loans and leases                1.21        1.40
 Nonperforming loans and leases to
  total loans and leases                   0.24        0.36
 Nonperforming assets to total
  assets                                   0.17        0.39
 Net charge-offs to average loans
  and leases(a)                            0.10        0.07

Other information:
------------------
 Non-accrual loans and leases        $    3,369  $    4,282
 Accruing loans and leases - 90 days
  past due                                    -           -
 ORE and repossessions                      448       2,770

(a)  Ratios for interim periods annualized based on actual days



                       Bank of the Ozarks, Inc.
                 Supplemental Quarterly Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                               Unaudited


                                        6/30/04   9/30/04   12/31/04
                                        --------  --------  ---------
Earnings Summary:
-----------------
 Net interest income                   $ 14,721  $ 15,908  $  16,075
 Federal tax (FTE) adjustment               582       625        702
                                        --------  --------  ---------
 Net interest income (FTE)               15,303    16,533     16,777
 Loan and lease loss provision           (1,045)   (1,040)      (500)
 Non-interest income                      5,204     4,631      4,397
 Non-interest expense                    (9,610)   (9,766)    (9,845)
                                        --------  --------  ---------
 Pretax income (FTE)                      9,852    10,358     10,829
 FTE adjustment                            (582)     (625)      (702)
 Provision for taxes                     (3,010)   (3,086)    (3,116)
                                        --------  --------  ---------
   Net income                          $  6,260  $  6,647  $   7,011
                                        ========  ========  =========

 Earnings per share - diluted          $   0.38  $   0.40  $    0.42

Non-interest Income:
--------------------
 Trust income                          $    358  $    390  $     427
 Service charges on deposit accounts      2,441     2,520      2,411
 Mortgage lending income                    985       863        629
 Gains (losses) on sales of assets           20       108         13
 Investment security gains (losses)         752        22          -
 Bank owned life insurance income           254       258        448
 Other                                      394       470        469
                                        --------  --------  ---------
   Total non-interest income           $  5,204  $  4,631  $   4,397

Non-interest Expense:
---------------------
 Salaries and employee benefits        $  5,023  $  5,550  $   5,358
 Net occupancy expense                    1,254     1,286      1,436
 Write-off of deferred debt costs           852         -          -
 Other operating expenses                 2,416     2,865      2,985
 Amortization of intangibles                 65        65         66
                                        --------  --------  ---------
   Total non-interest expense          $  9,610  $  9,766  $   9,845

Allowance for Loan and Lease Losses
-----------------------------------
 Balance beginning of period           $ 14,460  $ 15,113  $  15,888
 Net charge-offs                           (392)     (265)      (255)
 Loan and lease loss provision            1,045     1,040        500
                                        --------  --------  ---------
   Balance at end of period            $ 15,113  $ 15,888  $  16,133

Selected Ratios:
----------------
 Net interest margin - FTE(b)              4.43%     4.47%      4.34%
 Overhead expense ratio(b)                 2.57      2.44       2.33
 Efficiency ratio                         46.86     46.14      46.50
 Nonperforming loans and leases/total
  loans and leases                         0.25      0.27       0.57
 Nonperforming assets/total assets         0.21      0.23       0.39
 Loans and leases past due 30 days or
  more, including past due non-accrual
  loans and leases, to total loans and
  leases                                   0.44      0.46       0.76

(b)  Annualized


                         3/31/05  6/30/05  9/30/05  12/31/05  3/31/06
                         -------- -------- -------- --------- --------
Earnings Summary:
-----------------
 Net interest income     $16,459  $16,811  $17,460   $17,845  $17,438
 Federal tax (FTE)
  adjustment                 767    1,095    1,247     1,357    1,357
                         -------- -------- -------- --------- --------
 Net interest income
  (FTE)                   17,226   17,906   18,707    19,202   18,795
 Loan and lease loss
  provision                 (500)    (500)    (800)     (500)    (500)
 Non-interest income       4,371    4,913    5,164     4,804    6,164
 Non-interest expense     (9,495) (10,008) (10,270)  (10,306) (11,160)
                         -------- -------- -------- --------- --------
 Pretax income (FTE)      11,602   12,311   12,801    13,200   13,299
 FTE adjustment             (767)  (1,095)  (1,247)   (1,357)  (1,357)
 Provision for taxes      (3,513)  (3,503)  (3,483)   (3,460)  (3,545)
                         -------- -------- -------- --------- --------
   Net income             $7,322   $7,713   $8,071    $8,383   $8,397
                         ======== ======== ======== ========= ========

 Earnings per share -
  diluted                  $0.44    $0.46    $0.48     $0.50    $0.50

Non-interest Income:
--------------------
 Trust income               $389     $394     $448      $442     $433
 Service charges on
  deposit accounts         2,204    2,564    2,570     2,537    2,322
 Mortgage lending income     671      712      888       763      603
 Gains (losses) on sales
  of assets                  131      335       33        68        2
 Investment security
  gains (losses)               -        -      211         3    1,831
 Bank owned life
  insurance income           449      455      465       446      443
 Other                       527      453      549       545      530
                         -------- -------- -------- --------- --------
   Total non-interest
    income                $4,371   $4,913   $5,164    $4,804   $6,164

Non-interest Expense:
---------------------
 Salaries and employee
  benefits                $5,445   $5,866   $6,221    $5,945   $6,584
 Net occupancy expense     1,447    1,502    1,632     1,673    1,660
 Write-off of deferred
  debt costs                   -        -        -         -        -
 Other operating expenses  2,538    2,574    2,351     2,622    2,850
 Amortization of
  intangibles                 65       66       66        66       66
                         -------- -------- -------- --------- --------
   Total non-interest
    expense               $9,495  $10,008  $10,270   $10,306  $11,160

Allowance for Loan and Lease Losses
-----------------------------------
 Balance beginning of
  period                 $16,133  $16,437  $16,745   $16,915  $17,007
 Net charge-offs            (196)    (192)    (630)     (408)    (332)
 Loan and lease loss
  provision                  500      500      800       500      500
                         -------- -------- -------- --------- --------
   Balance at end of
    period               $16,437  $16,745  $16,915   $17,007  $17,175

Selected Ratios:
----------------
 Net interest margin -
  FTE(b)                    4.33%    4.22%    4.19%     4.02%    3.84%
 Overhead expense
  ratio(b)                  2.18     2.15     2.10      1.97     2.08
 Efficiency ratio          43.96    43.86    43.02     42.93    44.71
 Nonperforming loans and
  leases/total loans and
  leases                    0.36     0.26     0.18      0.25     0.24
 Nonperforming
  assets/total assets       0.39     0.21     0.13      0.18     0.17
 Loans and leases past
  due 30 days or more,
  including past due non-
  accrual loans and
  leases, to total loans
  and leases                0.49     0.45     0.38      0.39     0.63

(b)  Annualized

                       Bank of the Ozarks, Inc.
     Average Consolidated Balance Sheet and Net Interest Analysis
                        (Dollars in Thousands)
                               Unaudited

                                                  Quarter Ended
                                                  March 31, 2006
                                            --------------------------
                                              Average   Income/ Yield/
                                              Balance   Expense  Rate
                                            ----------- ------- ------
   ASSETS
Earnings assets:
 Interest earning deposits and federal funds
  sold                                            $239      $2   2.70%
 Investment securities:
  Taxable                                      380,747   5,136   5.47
  Tax-exempt - FTE                             219,480   3,809   7.04
 Loans and leases - FTE                      1,382,612  26,191   7.68
                                            ----------- -------
    Total earnings assets                    1,983,078  35,138   7.19
Non-earning assets                             189,689
                                            -----------
    Total assets                            $2,172,767
                                            ===========

   LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Deposits:
  Savings and interest bearing transaction    $501,397   $2,716  2.20%
  Time deposits of $100,000 or more            652,819    6,432  4.00
  Other time deposits                          333,255    2,724  3.32
                                            ----------- --------
    Total interest bearing deposits          1,487,471   11,872  3.24
 Repurchase agreements with customers           34,748      237  2.77
 Other borrowings                              299,359    3,435  4.65
 Subordinated debentures                        44,331      800  7.32
                                            ----------- --------
    Total interest bearing liabilities       1,865,909   16,344  3.55
Non-interest bearing liabilities:
 Non-interest bearing deposits                 143,982
 Other non-interest bearing liabilities         10,267
                                            -----------
    Total liabilities                        2,020,158
Stockholders' equity                           152,609
                                            -----------
    Total liabilities and stockholders'
     equity                                 $2,172,767
                                            ===========
Interest rate spread - FTE                                       3.64%

                                                        --------
Net interest income - FTE                               $18,794
                                                        ========
Net interest margin - FTE                                        3.84%



    CONTACT: Bank of the Ozarks, Inc.
             Susan Blair, 501-978-2217